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Inuvo Announces Preliminary Year-Over-Year Revenue Growth of 16.8% for the 2017 Second Quarter; Company to Host Financial Results Conference Call on August 8th

LITTLE ROCK, AR -- (Marketwired – July 26, 2017) - Inuvo, Inc. (NYSE MKT: INUV), an advertising technology company, today announced for the 2017 second quarter preliminary revenue of $18.3 million, adjusted EBITDA of $167 thousand, and GAAP net loss of $1.4 million which includes approximately $1.4 million of non-cash operating expenses and non-recurring costs related to the NetSeer acquisition. Revenue during this period increased 16.8% compared to the same second quarter period of the year prior.

“As we near the completion of the integration of NetSeer, we remain excited about our ability to leverage the resources, technologies and relationships that were acquired in the transaction,” stated Rich Howe, Executive Chairman of Inuvo. “As our industry consolidates, we believe we are well positioned to take advantage of the changes going on within our markets. We remain committed to scaling the business while maintaining fiscally responsible adjusted EBITDA objectives.”

The Company is in the process of finalizing its financial statements and expects to announce its comprehensive final financial results for the 2017 second quarter on August 8, 2017 via press release and Form 10-Q with the SEC. Mr. Richard Howe, President and Chief Executive Officer, and Mr. Wally Ruiz, Chief Financial Officer, will host a conference call the same day at 4:15 p.m. (ET).

Conference Call Information:
Date: Tuesday, August 8, 2017
Time: 4:15 p.m. ET
Domestic Dial-in number: 1-888-259-8544
International Dial-in number: 1-913-312-0958
Live webcast: http://public.viavid.com/player/index.php?id=125426

A telephone replay will be available through August 22, 2017. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, enter the code 1976309 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an advertising technology business. The Inuvo MarketPlace is a set of technologies designed to connect advertisers (demand) with consumer audiences through publishers (supply) across device types. Inuvo has the ability to serve ads within content, video and images. To learn more about Inuvo, please visit www.inuvo.com or download our app for Apple iPhone or for Android.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, successful integration of the NetSeer business, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2016. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA”.

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net loss, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

INUVO, INC.

RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2017	2016	2017	2016
Loss from continuing operations before taxes	($1,382,371)	($629,292)	($3,074,316)	($249,893)
Interest expense, net	72,660	22,447	115,604	46,055
Depreciation	343,075	327,200	671,129	633,468
Amortization	398,617	234,294	763,738	468,588
Stock-based compensation	293,825	327,110	586,159	686,448
Non-recurring expense associated with acquiring NetSeer	441,041	-	996,467	-
Adjusted EBITDA	$166,847	$281,759	$58,781	$1,584,666
Reconciliation of Loss from Continuing Operations before Taxes to Adjusted EBITDA

We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net loss from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Company Contact:
Inuvo, Inc.
Wally Ruiz
Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com

Investor Contact:
KCSA Strategic Communications
Valter Pinto, Senior Vice President
212-896-1254
valter@kcsa.com

www.inuvo.com